Contact:
For Silicon Mountain Memory
Strategic Advantage Public Relations
303-298-9630
Doyle Albee, ext. 106
dalbee@strategicadvantage.ws

For Super PC Memory
Joseph F. Kruy
President
508-983-1200 ext. 1210


Silicon Mountain Memory Acquires Super PC's Wintel Memory Business

Acquisition increases customer base of Colorado-based memory solutions company

BOULDER, Colo. and  WALTHAM, Mass. - Feb. 3, 2004 - Silicon Mountain
Memory Inc. has acquired Super PC Memory Inc.'s memory business relating to desktops, laptops, and low-end Windows/Intel type servers and attached printers, the companies announced today. Terms of the sale were not disclosed.

Super PC will retain its UNIX and communications related business. Product and service support for Super PC's installed Wintel product base will be provided through Silicon Mountain Memory.

Silicon Mountain Memory, founded in 1997 and based in Boulder, provides memory solutions for computer devices and peripherals. The company sells to corporations, small businesses, government and educational organizations, as well as

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directly to consumers. Super PC is a wholly owned subsidiary of Cambex Corp.
(OTCBB: CBEX) supplying memory and storage solutions for a wide variety of corporate applications.

"Super PC boasts a very impressive list of Fortune 1000 customers," said Tre' Cates, chief executive officer of Silicon Mountain Memory. "We welcome these new companies to Silicon Mountain Memory."

Through the combination of the Super PC acquisition and continued successful organic customer growth, Cates expects the sales of Silicon Mountain Memory to reach as much as $20 million in 2004, more than double last year's figure. "Our unique ability to provide complete memory solutions to customers ranging from Fortune 500 companies to educational and government organizations has enabled us to grow even as the memory industry struggled, and we will continue to look at ways to grow our business moving forward," said Cates.

Joseph F. Kruy, president of Super PC, said "By selling our Wintel memory business we can now fully focus on the UNIX and communication space. We are very pleased that Silicon Mountain Memory, a company with an outstanding reputation for quality and service will provide product and service support to our Wintel customers."

Silicon Mountain Memory currently employs 35 people and anticipates adding six to its staff through the acquisition. Additionally, many functions - including executive management, purchasing and some sales functions - which were previously located in other cities will be consolidated at Silicon Mountain Memory's Boulder offices.

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About Silicon Mountain Memory Inc.

Silicon Mountain Memory Inc. was founded in 1997 and is headquartered in Boulder, Colo. The company, utilizing a factory-direct model with both inside sales and web sales (www.smmdirect.com), provides complete memory solutions for desktops, laptops, servers, routers, printers and other peripherals. Customers include corporations, government and educational organizations and consumers. Silicon Mountain Memory provides high-quality RAM (random access memory) products that have been individually tested, are guaranteed 100 percent compatible and provide a lifetime warranty at savings of 30 to 40 percent over traditional channels.

About Super PC Memory Inc.

Super PC Memory, Inc., headquartered in Irvine, Calif., has been supplying high-quality memory upgrades for over 10 years. Super PC's products today include memory upgrade solutions for IBM, Sun, and HP UNIX servers and workstations and Cisco networking devices.